UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2008

GRIFFON CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	1-6620	11-1893410
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification Number)

100 Jericho Quadrangle Jericho, New York	11753
(Address of Principal Executive Offices)	(Zip Code)

(516) 938-5544
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On May 8, 2008, the Board of Directors of Griffon Corporation (the “Company”) approved a plan to exit all operating activities of the Company’s Installation Services segment, which is expected to be completed in 2008.

The decline in Installation Services’ sales and operating results precipitated the Board’s decision to exit all operating activities of the Company’s Installation Services segment. Net sales from continuing operations for the six months ended March 31, 2008 of the Installation Services segment decreased by $34.3 million, or 34.5%, compared to the comparable period of the prior year. The sales decrease was primarily due to the lower housing starts in the new home construction market, particularly in this segment’s major markets in the South and West for which housing starts have reportedly declined approximately 28% and 34%, respectively, as well as internal downsizing activities. Sales decreased approximately 40% in the West, primarily in the Las Vegas and Phoenix markets. These sales were further affected by the loss of a major customer and increased competitive pressures.

The Company presently estimates aggregate exit costs, including operating and intangible asset write-offs, to range between $30 million and $40 million for the remainder of 2008, of which $25 million to $35 million is estimated to be non-cash. It is estimated that approximately $5 to $10 million of these aggregate exit costs will result in future cash expenditures. Of these amounts, the Company presently estimates $4 million to $5 million for the total cost of one-time termination benefits, $1 million to $2 million for total excess facilities/lease termination costs, $11 million to $12 million in goodwill and intangible asset write-offs, $7 million to $10 million in reserves for doubtful accounts receivable, $4 million to $6 million in reserves for inventories, and $3 million to $5 million in other associated costs.

Item 5.03.	Amendments to Articles of Incorporation or By-laws; Change in Fiscal Year.

On May 8, 2008, the Board of Directors of the Company approved an amendment (the “Amendment”) to the Company’s Amended By-laws (the “By-laws”) to (i) change the notice requirement for special meetings of the Board of Directors from three days’ notice to one day, and (ii) to disassociate the positions of Chairman and Chief Executive Officer and otherwise provide more flexibility to the Board of Directors to determine the titles and duties of the officers of the Company.

The Amendment is effective as of May 8, 2008. The foregoing description of the Amendment is qualified in its entirety by reference to the By-laws, as amended by the Amendment, which is attached as Exhibit 3 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

3.	By-laws of Griffon Corporation, as amended through May 8, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRIFFON CORPORATION

By:	/s/ Patrick L. Alesia
Patrick L. Alesia
Chief Financial Officer

Date: May 14, 2008

Exhibit Index

3.	By-laws of Griffon Corporation, as amended through May 8, 2008.